Exhibit 23(l)(2)

INVESTMENT LETTER

SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

Seligman LaSalle Real Estate Fund Series, Inc. (the “Series”), an open-end management investment company, and the undersigned (“Purchaser”), intending to be legally bound, hereby agree as follows:

1.	In order to provide Seligman LaSalle Global Real Estate Fund (a “Fund” of the Series) with initial capital, the Series hereby sells to Purchaser and Purchaser hereby purchases 12,500 shares of Class A Capital Stock of the Fund and 1,000 shares of each of Class C, Class D, Class I and Class R Capital Stock of the Fund (all such shares with a par value $0.001) at a price of $7.14 per share (the “Shares”) as of the close of business on or about December 27, 2006 which amounts to $117,810.00 for the Shares.

2.	Purchaser represents and warrants to the Series that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 16th day of November, 2006.

SELIGMAN LASALLE REAL ESTATE FUND SERIES, INC.

By:	/s/ Lawrence P. Vogel
Name:	Lawrence P. Vogel
Title:	Vice President and Treasurer

SELIGMAN ADVISORS, INC.

By:	/s/ Thomas G. Rose
Name:	Thomas G. Rose
Title:	Senior Vice President